EXHIBIT 11



          Statement re Computation of Per Share Earnings
         (Amounts in thousands except per share amounts)



                                        Quarter Ended    Quarter Ended
                                        March 31, 1995   March 31, 1994
                                        --------------   ---------------

Primary

  Average shares outstanding                   51,662           51,511
  Net effect of dilutive
     stock options based on
     the treasury stock
     method using the
     average market price                         569              --
                                              -------          -------

  Total                                        52,231           51,511
                                             ========         ========

Net Income (Loss)                             $12,701        $(15,095)
                                             ========         ========

Net Income (Loss) per Share                     $0.24          $(0.29)
                                             ========         ========